CANCELLATION AGREEMENT & MUTUAL RELEASE

THE UNDERSIGNED parties hereby agree that that certain warrant purchase agreement (“Agreement”) dated April 20, 2009 between the parties be cancelled and the parties hereby release all of their right, title, and interest in and to said Agreement.

Signed and accepted on this 22nd day of June 2009:

OxySure Systems, Inc.	RKH Capital Group

By: /s/ Julian T. Ross	By: /s/ Casey Jensen
Julian T. Ross, CEO	Casey Jensen, President